Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT

This Retirement and Transition Agreement (“Agreement”) is entered into by and between Richard L. Burt (“you”) and Comtech Telecommunications Corp., a Delaware corporation (the “Company”) on behalf of itself and its subsidiaries (including Comtech Systems, Inc. (“CSI”)), divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and each of its or their respective past and/or present directors, officers, shareholders, fiduciaries, agents, trustees, administrators, employees, representatives, heirs and assigns, whether acting as agents for the Company or in their individual capacities (collectively the “Company Entities”).

In exchange for and as a condition of receiving the payments and benefits set forth in Section 3 below, you and the Company hereby agree as follows:

1.Status.     As of the “Effective Date” (as defined in Section 15 below), you will retire and cease to serve as a Senior Vice President of the Company and as the President of CSI, and will be deemed to have retired and resigned from any other positions you may hold as an officer, director, or fiduciary of any Company-related entity. You agree to take any and all necessary actions to effectuate your retirement and resignation from any positions you hold at the Company and any of its subsidiaries as of the Effective Date. On the Effective Date, you will begin to provide services as an employee in the capacity of a Senior Advisor to the Chief Executive Officer, Chief Financial Officer and Chief Officer of the Company. All of your stock awards granted under Comtech Telecommunication Corp. 2000 Stock Incentive Plan, as Amended and Restated effective March 6, 2018 (the “2000 Plan”) that are outstanding as of the Effective Date will be treated as set forth on Schedule A (the “Employee Awards. You hereby acknowledge and agree, notwithstanding anything to the contrary in the CIC Agreement (as defined below), including any notice requirements, that the Change-in-Control Agreement (Tier 2) by and between you and the Company, dated as of June 14, 2017 (the “CIC Agreement”), will be terminated as of the Effective Date and you will not be entitled to any compensation (including award vesting) or benefits pursuant to the terms of the CIC Agreement from and after the Effective Date. You also acknowledge and agree that you will not be entitled to receive any severance payments or benefits in connection with the termination of your employment during or at the end of the Senior Advisor Period (as defined below), other than payment of any accrued and unpaid base salary, which will be paid within thirty (30) days of the date of termination, and reimbursement for unreimbursed business-related expenses in accordance with Company policy, which will be reimbursed within thirty (30) days of the date of termination (the “Accrued Benefits”). Except as otherwise provided herein, from and after the Effective Date, you shall not represent yourself as being an officer, agent or representative of any Company Entity for any purpose.
2.    Senior Advisor Services.
a.    During the period beginning on the Effective Date and ending on the later of the first anniversary thereof and the Final Certification Date (as defined in the Long Term Performance Share Award Agreement Pursuant to the 2000 Plan, by and between you and the Company, dated as of August 9, 2017) (such period, the “Senior Advisor Period”), you agree for at least eight hours per week to act as a Senior Advisor to the Company, in which capacity you will perform such duties as are assigned to you by the Company, including, but not limited to, attendance at customer and employee meetings (whether in the US or internationally). During the Senior Advisor Period, you will be subject to the direction and control of, and report directly to, the Chief Executive Officer of the Company. Your services during the Senior Advisor Period may be performed by phone or by in-person attendance at meetings, in each case as directed by the Chief Executive Officer of the Company. If no services are directly requested by the Company, you will be required to provide a monthly email report detailing market conditions, business conditions and items of note that can assist the Company achieve its business strategies.
b.    Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that, during the Senior Advisor Period and thereafter, you will respond and provide accurate information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its subsidiaries and affiliates and their respective representatives in defense of any claims that may be made against the Company or its subsidiaries or affiliates, and will assist the Company and its subsidiaries and affiliates in the prosecution of any claims that may be made by the Company or its subsidiaries or affiliates, to the extent that such claims may relate to the period of your employment with the Company. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or its subsidiaries or affiliates. You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its subsidiaries or affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its subsidiaries or affiliates with respect to such investigation, and shall not assist in any investigation unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Section 2.b.
3.    Payments and Benefits.    In consideration of your agreement to act as a Senior Advisor and in exchange for your execution and non-revocation of this Agreement and your compliance with the other terms and conditions of this Agreement and the Restrictive Covenant Agreements (as defined below), the Company agrees to provide you the following payments and benefits in full satisfaction of any obligations it may have to you:
a.    Unless otherwise notified earlier, you may continue to use your previously issued Company computer equipment to perform services during the Senior Advisor Period. If you are requested to return Company computer equipment and you refuse to do so, all payments and benefits herein shall immediately stop and no longer be owed or provided. At the end of the Senior Advisor Period, you may purchase your company issued cell phone and tablet computer at fair market value, or return them to the Company, at your option. All proprietary, confidential or trade secret information of the Company Entities shall be removed from said devices by company IT personnel prior to their purchase.
b.    So long as you continue to satisfactorily perform your duties during the Senior Advisor Period and comply with the terms of this Agreement and the Consulting Agreement (as defined below), you will continue to receive continued vesting of the 5,400 unvested stock options (as described on Schedule A). Any and all awards previously granted pursuant to the 2000

Plan not listed on Schedule A will be immediately forfeited and cancelled for no consideration on the Effective Date.
c.    At the end of the Senior Advisor Period, you will receive the Accrued Benefits.
4.    Consulting Services with CSI.    CSI has agreed to retain you (or an entity that agrees to make your services available to CSI) to provide certain consulting services in connection with the transition of Richard Luhrs from General Manager to President of CSI pursuant to a written consulting agreement to be entered into between you and CSI as of the date hereof (the “Consulting Agreement”), a copy of which is attached hereto as Exhibit A. You acknowledge and agree that the Consulting Agreement shall become void and of no force or effect if you breach any of the terms of this Agreement.
5.    Acknowledgement.    You acknowledge and agree that the payments and other benefits provided pursuant to this Agreement (other than the Accrued Benefits): (a) are in full satisfaction and discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, to which you may be entitled; (b) are in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company; and (c) exceed the amount you are entitled to receive from the Company and are consideration for your entering into this Agreement. You hereby further acknowledge and agree that, except as otherwise provided in this Agreement, the Effective Date is the date you will cease to participate in and be eligible for coverage under the employee benefit plans and programs maintained by the Company, and that as of the Effective Date you will only be entitled to receive from the Company other rights or benefits specifically provided under the terms of this Agreement. During the Senior Advisor Period, you will be entitled to reimbursement for pre-approved business-related expenses in accordance with Company policy. On the Effective Date, you will cease to receive car allowance. As required by law or regulation, you will be eligible to participate in the Company’s medical, dental and vision plans through COBRA following the Effective Date.
6.    Release.
a.    For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and conditioned upon the substantial performance by the Company of its obligations hereunder you, on behalf of yourself and your successors, assigns, heirs and representatives (each, a “Releasing Party”), hereby release and forever discharge the Company Entities (each, a “Released Party”), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the “Released Claims”) which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company’s business, your employment with the Company or the termination of such employment; provided, however, that this Agreement shall have no effect whatsoever upon: (i) the Company’s obligations, if any, to pay or provide all payments and benefits pursuant to this Agreement or your rights to enforce such obligations; (ii) any and all obligations of the Released Parties to defend, indemnify, hold harmless or reimburse you under applicable law and/or under the respective charters and by-laws of the Released Parties, and/or pursuant to insurance policies, if any, for acts or omissions in your capacity as a director, officer and/or employee thereof; and (iii) any and all rights you may have to vested or accrued benefits or entitlements under and in accordance with any applicable plan, agreement, program, award, policy or arrangement of a Released Party, including, without limitation, the CIC Agreement and the Employee Awards.
b.    The Released Claims include, without limitation, (i) all claims arising out of or relating to breach of contract, covenants of good faith and fair dealing, or personnel policies or guidelines, (ii) all claims arising out of or relating to violations of any applicable federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, including, without limitation, the Fair Labor Standards Act, the Equal Pay Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Florida Civil Rights Act of 1992, the Florida Equal Pay Law, the Florida Private Whistleblower Protection Law, the New York State Human Rights Law,, the New York Labor Law, the New York Minimum Wage Act, the New York City Human Rights Law, the New York City Earned Sick Time Act, and the New York City Administrative Code, (iii) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (iv) all claims for attorneys’ fees and costs.
c.    You agree that you are voluntarily executing this Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act, and that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act, that: (i) your waiver and release specified herein does not apply to any rights or claims that may arise after the date you sign this Agreement; (ii) you have the right to consult with an attorney prior to signing this Agreement; (iii) you have at least twenty-one (21) days to consider this Agreement (although you may choose to sign it earlier); (iv) you have seven (7) days after you sign this Agreement to revoke it; and (v) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after you sign this Agreement, assuming you have returned it to the Company by such date.
7.    Waiver of Relief.    You acknowledge and agree that by virtue of the foregoing release, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in Section 6. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.
8.    Restrictive Covenants.

a.    You agree that you will not use or disclose to anyone any of the confidential, proprietary or trade secret information of or regarding the Company Entities that you have learned or obtained, or will learn or obtain, during the course of your employment with the Company, including during the Senior Advisor Period, consistent with Company policies, any agreement(s) with the Company or applicable law.
b.    You agree, on behalf of yourself and anyone acting on your behalf, not to disparage the Company or the Company Entities, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Nothing in this Agreement or in the Restrictive Covenant Agreement shall be construed to prevent or limit you from (i) responding truthfully to a valid subpoena; (ii) filing a charge or complaint with, or participating in any investigation conducted by, a governmental agency including the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission and/or any state or local human rights agency; or (iii) filing, testifying or participating in or otherwise assisting in a proceeding relating to, or reporting, an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities Exchange Commission (“SEC”), the Commodity Futures Trading Commission (“CFTC”) or any self-regulatory organization (including, but not limited to, the Financial Industry Regulatory Authority), or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any reports or disclosures under this Section 8.b. and you are not required to notify the Company that you have made such reports or disclosures. Nevertheless, you acknowledge and agree that by virtue of the release set forth in Section 6 above, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement. Therefore, except as set forth herein, you agree that you will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. This Agreement does not, however, waive or release your right to receive a monetary award from the SEC or CFTC for information provided to the SEC or CFTC. In addition, notwithstanding any other provision of this Agreement or the Restrictive Covenant Agreement, you understand that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to a court order.
c.    During the Senior Advisor Period and for a period of twenty-four (24) months thereafter, you agree that you shall not, except on behalf of the Company, directly or indirectly, engage in performing, providing, or selling Competitive Services in any jurisdiction in which you worked or performed, provided, or sold Competitive Services during the twenty-four (24) month period immediately preceding the Senior Advisor Period and during the Senior Advisor Period. The term “Competitive Services” shall refer to products or services competitive with the products or services performed, provided, or sold by the Company or CSI to a customer or proposed to be performed, provided or sold to a prospective customer. For the avoidance of doubt, if you do perform Competitive Services, you will have committed a material breach of this Agreement.
d.    Without limiting the foregoing, you also acknowledge and agree to your continuing obligations, both during and after your employment, under the restrictive covenants set forth in your Conflict of Interest Declaration, dated October 15, 1998, Conflict of Interest Declaration, dated August 19, 1980, Employee Disclosure and Assignment Agreement, dated October 12, 1998, Employee Disclosure and Assignment Agreement, dated November 26, 1979, and letter agreement with CSI, dated February 24, 1994 (collectively, the “Restrictive Covenant Agreements”) and the other provisions the Restrictive Covenant Agreements intended to survive termination of employment. Such provisions of the Restrictive Covenant Agreements shall remain in full force and effect in accordance with their terms.
9.    Severability.    If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.
10.    Breach of Agreement.    You agree that any breach of this Agreement shall constitute a material breach as to which the Company may immediately cease making any payments or providing any benefits owed to you under this or any other agreement and seek all relief available under the law or at equity, including recoupment of the payments and benefits provided pursuant to this Agreement. You further acknowledge that any breach of the promises set forth in this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and you therefore consent to the issuance of an injunction in favor of Company enjoining the breach of any of those promises by any court of competent jurisdiction.
11.    Miscellaneous.
a.    This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.
b.    If any provision of this Agreement requires interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
c.    Subject to Section 3.a. herein, not later than the end of the Senior Advisor Period, you will return to the Company all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices and other equipment, or documents and property belonging to the Company). You may retain your rolodex and similar address books provided that such items only include contact information. To the extent that you were provided with a cell phone number by the Company during your employment the Company will cooperate with you in transferring such cell phone number to your individual name following the end of the Senior Advisor Period.
12.    Assignment.     This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
13.    Governing Law.     This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.
14.    Entire Agreement.     You understand that this Agreement and the surviving provisions of the Restrictive Covenant Agreements constitute the complete understanding between the Company and you, and supersede any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement. No modification or waiver of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.
15.    Acceptance.     You may accept this Agreement by signing it and returning it to Mr. Michael Porcelain, on or before October 21, 2019. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing delivered to Mr. Michael Porcelain by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign it (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide payments and benefits, shall be deemed automatically null and void.
16.    Headings and Captions.     The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Richard L. Burt

/s/ Richard L. Burt                        Date: September 30, 2019

COMTECH TELECOMMUNICATIONS CORP.

By: /s/ Michael Porcelain                    Date: September 30, 2019
Name: Michael Porcelain
Its: Senior Vice President, Chief Operating Officer

Signature Page – Retirement and Transition Agreement
between Comtech Telecommunications Corp. and Richard L. Burt

Schedule A

Non-Qualified Stock Options
Grant Date	Grant Number	Vesting Date	Exercise Price	# Shares Vesting	# Shares Already Vested and Outstanding	Exercisability and Vesting
6/6/2012	NQ2425	N/A	$29.51	-	7,000	As a result of your Retirement, these vested options will be exercisable for one year following the date of your Retirement.
6/5/2013	NQ2524	N/A	$26.08	-	2,500	As a result of your Retirement, these vested options will be exercisable for one year following the date of your Retirement.
8/1/2013	NQ2550	N/A	$27.25	-	4,800	As a result of your Retirement, these vested options will be exercisable for one year following the date of your Retirement.
8/4/2014	NQ2685	N/A	$33.94	-	25,000	As a result of your Retirement, these vested options will be exercisable for one year following the date of your Retirement.
8/4/2015	NQ2753	8/4/2020	$28.35	5,400	10,800
As a result of your Retirement, the 10,800 vested options will be exercisable for one year following the date of your Retirement.
The 5,400 unvested options shall continue to vest during the Senior Advisor Period. Any termination of the Senior Advisor Period shall not be deemed a Retirement with respect to these options and the 5,400 options, once vested, will remain exercisable for [90] days following the end of the Senior Advisor Period.

Total				5,400	50,100

Restricted Stock
Grant Date	Grant Number	Vesting Date	# Shares Vesting
8/9/2016	RS0003	8/9/2020	2,585
8/29/2016	RS0012	8/29/2020	356
Total			2,941

Restricted Stock Units
Grant Date	Grant Number	Vesting Date	# Shares Vesting
8/9/2017	RSU429	8/9/2020	1,960
8/8/2018	RSU642	8/8/2020	1,031
Total			2,991

Share Units
Grant Date	Grant Number	Deferral Date	# Shares Vesting
7/31/2019	ESU1082	7/31/2020	3,361
Total			3,361

Long Term Performance Shares
Grant Date	Grant Number	Vesting Date	# Shares Vesting
8/9/2017	LTPS0043	TBD	TBD
8/8/2019	LTPS0052	TBD	TBD
Total			TBD